Exhibit 99.1


         ADVANCED ACCESSORY SYSTEMS, AAS CAPITAL AND ADVANCED ACCESSORY
          HOLDINGS ANNOUNCE EXTENSION OF THE EXPIRATION TIME FOR TENDER
        OFFERS FOR 10 3/4% SENIOR NOTES AND 13 1/4% SENIOR DISCOUNT NOTES

          STERLING HEIGHTS, MICH., August 31, 2006 - Advanced Accessory Systems, LLC ("AAS"), AAS Capital Corporation ("AAS Capital") and Advanced Accessory Holdings Corporation ("Holdings" and together with AAS and AAS Capital, the "Companies") announced today that, in connection with the previously announced tender offers to purchase any and all of the 10 3/4% Senior Notes due 2011 of AAS and AAS Capital (the "Senior Notes") and 13 1/4% Senior Discount Notes due 2011 of Holdings (the "Discount Notes"), the Companies are extending the Expiration Time of the tender offers until 10:00 a.m., New York City time, on September 6, 2006, unless further extended. Holders who have already tendered their notes do not have to re-tender their notes or take any other action as a result of the extension.

As previously announced, the Companies obtained consents by the holders of a majority of the outstanding Senior Notes and Discount Notes, respectively, prior to the applicable Consent Payment Deadline. The Consent Payment Deadline relating to the Discount Notes expired June 16, 2006, at 5:00 p.m., New York City time, and the Consent Payment Deadline relating to the Senior Notes expired June 30, 2006, at 5:00 p.m., New York City time.

The Companies' obligation to purchase notes that have been tendered and consummate the tender offers remains conditioned on the completion of the previously announced acquisition of certain of the assets and businesses of AAS by Thule AB (the "Acquisition"). The Companies anticipate that the conditions to the Acquisition will have been satisfied, and that the Acquisition will be consummated, on or about September 6, 2006. However there can be no assurance that the Acquisition will be consummated at that time, that circumstances do not arise that cause a further delay or that other conditions to the closing are not satisfied.

Except as set forth above and as amended by press releases previously issued by the Companies, all other provisions of the tender offers and consent solicitations with respect to the Senior Notes and the Discount Notes as set forth in the Offer to Purchase and Consent Solicitation Statements of the Companies remain in full force and effect.

The tender offers and consent solicitations are made solely on the terms and subject to the conditions set forth in the respective Offer to Purchase and Consent Solicitation Statements of the Companies, as amended. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Senior Notes or the Discount Notes. It also is not a solicitation of consents to the proposed amendments to either of the indentures governing the Senior Notes and Discount Notes, respectively.